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Exhibit 10.5

WAIVER AND FIRST AMENDMENT
TO CREDIT AGREEMENT

        This WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is dated as of June 30, 2003 and is entered into by and between Cherokee International Corporation, a Delaware corporation ("Borrower"), GSC Partners Gemini Fund Limited, as Lender under the Credit Agreement described below ("Lender").

        WHEREAS, U.S. Bank, N.A., as Agent, Lender and Borrower are parties to that certain Credit Agreement, dated as of November 27, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), and Lender and Borrower desire to amend the Agreement, and to waive compliance with certain provisions thereof set forth on Exhibit A hereto (the "Waived Provisions"), subject to the terms and conditions set forth herein;

        NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Definitions.    Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

        2.    Amendments.    Subject to the conditions set forth in this Amendment, the Agreement is hereby amended as follows:

  (a)
  Section 4.3 of the Agreement is amended by deleting the table therein in its entirety and replacing it with the following table:

Period	Minimum Fixed Charge Coverage
Closing Date through 12/31/02	N.A.
3/31/03	0.65x
6/30/03 through 9/30/03	0.55x
12/31/03	0.75x
3/31/04 through 6/30/05	1.00x
Thereafter	1.05x

          (b)   Section 4.4 of the Agreement is amended by deleting the table therein in its entirety and replacing it with the following table:

Period	Minimum Total Interest Coverage
Closing Date through 12/31/02	N.A.
3/31/03	0.85x
6/30/03	0.75x
9/30/03	0.90x
Thereafter	1.50x

          (c)   Section 4.5 of the Agreement is amended by deleting the table therein in its entirety and replacing it with the following table:

Period	Maximum Senior Indebtedness to EBITDA Ratio
Closing Date through 12/31/02	N.A.
3/31/03	1.55x
6/30/03 through 9/30/03	2.30x
12/31/03	2.20x
3/31/04 through 3/31/05	1.75x
6/30/05	1.60x
Thereafter	1.50x

          (d)   Exhibit 1.5(B) of the Agreement is amended by adding to the end of the paragraph on page 2 thereof that begins "The aggregate of all voluntary prepayments of the Term Loans," the following phrase: "and all prepayments of the Term Loans under the Heller Credit Agreement".

          (e)   Exhibit 4.6(D) of the Agreement is amended as follows:

            (i)    By deleting in its entirety the first paragraph in the section entitled "Fixed Charge Coverage," which begins "Fixed Charge Coverage shall be calculated on a trailing twelve month basis," and replacing it with the following paragraph:

      "Fixed Charge Coverage shall be calculated on a trailing twelve-month basis ending on the most recent Determination Date, and is otherwise defined as follows:".

            (ii)   By deleting in its entirety the paragraph under the heading "Operating Cash Flow" in the section entitled "Fixed Charge Coverage," which begins "EBITDA shall be calculated on a trailing twelve month basis," and replacing it with the following paragraph:

      "EBITDA shall be calculated on a trailing twelve-month basis ending on the most recent Determination Date, and is otherwise defined as follows:".

            (iii)  By adding the following paragraph after the paragraph that begins "Losses (or less gains) from Asset Dispositions," which is located under the heading "Operating Cash Flow" in the section entitled "Fixed Charge Coverage":

      "Expenses included in the determination of net income that relate to the operational restructuring of Borrower's European Subsidiaries".

            (iv)  By deleting in their entirety the repetitive paragraphs under the heading "Operating Cash Flow" in the section entitled "Fixed Charge Coverage," which begin, in succession, "Extraordinary Losses (or less gains)," "Expenses of the Related Transactions," "Less: Expenditures pursuant to the last sentence of subsection 4.7," and "EBITDA," and also by deleting in their entirety the placeholders for entering calculations corresponding to the aforementioned paragraphs.

            (v)   By deleting in its entirety the paragraph under the heading "Operating Cash Flow" in the section entitled "Fixed Charge Coverage," which begins "Expenses of the Related Transactions," and replacing it with the following paragraph:

      "Expenses of the Related Transactions included in the determination of net income".

            (vi)  By deleting in its entirety the paragraph under the heading "Operating Cash Flow" in the section entitled "Fixed Charge Coverage," which begins "Unfinanced Capital Expenditures," and replacing it with the following paragraph:

      "Unfinanced Capital Expenditures (calculated on a trailing twelve-month basis ending on the most recent Determination Date)".

          (f)    Section 6.3 of the Agreement is amended by deleting the phrase "subsections 6.1(F) or 6.1(G)" in the first sentence thereof and replacing it with the phrase "subsections 6.1(G) or 6.1(H)".

          (g)   Section 6.4 of the Agreement is amended by deleting the term "subsection 1.2(E)" in the second sentence thereof and replacing it with the term "subsection 1.2(C)".

        3.    Waiver.    Subject to the conditions set forth herein, Lender hereby waives the Waived Provisions and the Events of Default arising under Section 6.1(B), (C), (D) or (E) of the Agreement that arose directly as a result of Borrower's failure to comply with the Waived Provisions. This is a limited waiver relating to the Waived Provisions and such Events of Default and shall not be deemed to constitute a waiver of any other Event of Default (now or hereafter existing) or any future breach of the Agreement or any of the other Loan Documents.

        4.    Conditions.    The effectiveness of this Amendment is subject to the following conditions precedent:

          (a)   Borrower and Lender shall have executed and delivered this Amendment, and such other documents and instruments as Lender may reasonably require shall have been executed and/or delivered to Lender;

          (b)   All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Lender;

          (c)   No Default or Event of Default shall have occurred and be continuing after giving effect to this Amendment;

          (d)   Borrower shall have delivered to Lender duly executed, valid and binding amendments and waivers with respect to the other Financing Documents relating to matters similar to those addressed by this Amendment, in form and substance reasonably satisfactory to Lender; and

          (e)   The representations and warranties set forth in Section 5 of this Amendment shall be true and correct.

        5.    Representations and Warranties.    To induce Lender to enter into this Amendment, Borrower represents and warrants as follows:

          (a)   the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Borrower and that this Amendment has been duly executed and delivered by Borrower;

          (b)   each of the representations and warranties set forth in Section 5 of the Agreement (other than those that, by their terms, specifically are made as of certain date prior to the date hereof) are true and correct in all material respects as of the date hereof (after giving effect to this Amendment);

          (c)   there is no Default or Event of Default other than those resulting from Borrower's failure to comply with the Waived Provisions; and

          (d)   No default or event of default exists under any Financing Document that has not been (or will not be) permanently waived prior to (or contemporaneously with) the effectiveness of this Amendment.

        6.    Severability.    Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

        7.    References.    Any reference to the Agreement contained in any document, instrument or agreement executed in connection with the Agreement shall be deemed to be a reference to the Agreement as modified by this Amendment.

        8.    Counterparts.    This Amendment may be executed by facsimile or other electronic means and in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

        9.    Ratification of Liability; Acknowledgment of Rights; Release of Claims.    The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect. As of the date hereof, Borrower hereby ratifies and confirms its liabilities, obligations and agreements under the Agreement and the other Loan Documents, and the liens and security interests created thereby, and acknowledges that: (i) it has no defenses, claims or set-offs to the enforcement by Lenders of such liabilities, obligations and agreements; (ii) Lender has fully performed all undertakings owed to Borrower as of the date hereof; and (iii) Lender does not waive, diminish or limit any term or condition contained in the Agreement or in any of the other Loan Documents beyond the waiver contained herein. In consideration of Lender's agreement to provide this Amendment, Borrower hereby irrevocably releases and forever discharges Lender and its affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants, attorneys, auditors and accountants (each, a "Released Person") of and from all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever that Borrower may have, arising as of or prior to the date hereof, against Lender or any Released Person on account of or in any way touching, concerning, arising out of or founded upon the Agreement or the other Loan Documents, whether presently known or unknown and of every nature and extent whatsoever.

        10.    Governing Law.    This Amendment shall be governed by and shall be construed and enforced in accordance with the laws of the state of New York.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

CHEROKEE INTERNATIONAL CORPORATION
By:	/s/ R. V. HOLLAND, JR. Name: R. V. Holland, Jr. Title: Chief Financial Officer

GSC PARTNERS GEMINI FUND LIMITED as a Lender
By:	/s/ SETH KATZENSTEIN Name: Seth Katzenstein Title: Vice President

EXHIBIT A TO AMENDMENT

DESCRIPTION OF WAIVED PROVISIONS

1.
Section 4.6(C) of the Agreement, with respect to the obligation to deliver audited year-end financials for the fiscal year ending December 31, 2002.

2.
Section 4.6(G) of the Agreement, with respect to the obligation to deliver management reports with each Compliance Certificate for the fiscal quarters ending December 31, 2002 and March 31, 2003.

3.
Section 4.6(J) of the Agreement, with respect to the obligation to deliver projections prior to December 31, 2002.

4.
Section 4.08 of each of the Indentures (as defined in the Agreement), with respect to the obligation to deliver an annual report to the Trustee and the holders of the Notes (as each such term is respectively defined in the Indentures) as specified in such section for the fiscal year ending December 31, 2002, and a quarterly report as specified in such section, for the fiscal quarter ending March 31, 2003.

5.
Section 4.6(L) of the Agreement, relating to the obligation to deliver a certificate describing the failure to comply with the aforementioned provisions as of the dates indicated.

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  Exhibit 10.5